Exhibit 99

Investor Contact:	Michael J. Zimmerman, Investor Relations, (414) 347-6596, mike_zimmerman@mgic.com
Media Contact:	Geoffrey F. Cooper, Corporate Relations, (414) 347-2681, geoffrey_cooper@mgic.com

MGIC Investment Corporation
First Quarter Net Income of $130.1 Million

MILWAUKEE (April 14, 2004) — MGIC Investment Corporation (NYSE:MTG) today reported net income for the quarter ended March 31, 2004 of $130.1 million, compared with the $141.1 million for the same quarter a year ago. Diluted earnings per share were $1.31 for the quarter ending March 31, 2004, compared to $1.42 for the same quarter a year ago.

Curt S. Culver, president and chief executive officer of MGIC Investment Corporation and Mortgage Guaranty Insurance Corporation (MGIC), said that the continued decline in insurance inforce negatively impacted revenues. However, we were pleased with the improvement in the level of delinquencies from year end.

Total revenues for the first quarter were $415.4 million, up 1.7 percent from $408.5 million in the first quarter of 2003. The growth in revenues resulted from a 2.8 percent increase in net premiums earned to $341.5 million. Net premiums written for the quarter were $329.1 million, compared with $341.6 million in the first quarter last year, a decrease of 3.7 percent.

New insurance written in the first quarter was $12.9 billion, compared to $24.1 billion in the first quarter of 2003. New insurance written for the quarter included $2.1 billion of bulk business compared with $6.7 billion in the same period last year.

Persistency, or the percentage of insurance remaining inforce from one year prior, was 51.0 percent at March 31, 2004, compared with 47.1 percent at December 31, 2003, and 53.8 percent at March 31, 2003. As of March 31, 2004, MGIC’s primary insurance inforce was $185.3 billion, compared with $189.6 billion at December 31, 2003, and $195.7 billion at March 31, 2003. The book value of MGIC Investment Corporation’s investment portfolio was $5.5 billion at March 31, 2004, compared with $5.2 billion at December 31, 2003, and $4.8 billion at March 31, 2003.

At March 31, 2004, the percentage of loans that were delinquent, excluding bulk loans, was 3.52 percent, compared with 3.76 percent at December 31, 2003, and 3.27 percent at March 31, 2003. Including bulk loans, the percentage of loans that were delinquent at March 31, 2004 was 5.34 percent, compared to 5.57 percent at December 31, 2003, and 4.69 percent at March 31, 2003.

Losses incurred in the first quarter were $190.7 million, up from $142.2 million reported for the same period last year due primarily to increases in paid losses. Underwriting expenses were $68.2 million in the first quarter down from $74.9 million reported for the same period last year due to decreases in underwriting volumes.

About MGIC

MGIC (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, is the nation’s leading provider of private mortgage insurance coverage with $185.3 billion primary insurance inforce covering 1.51 million mortgages as of March 31, 2004. MGIC serves 5,000 lenders with locations across the country and in Puerto Rico, helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality.

Webcast Details

As previously announced, MGIC Investment Corporation will hold a webcast today at 10 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company’s quarterly results. The call is being webcast and can be accessed at the company’s website at www.mgic.com. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. The webcast will be available for replay through May 14, 2004.

This press release, which includes certain additional statistical and other information, including non-GAAP financial information, is available on the Company’s website at www.mgic.com under “Investor — News and Financials — News Releases.”

Safe Harbor Statement

Forward-Looking Statements and Risk Factors:

The Company’s revenues and losses could be affected by the risk factors discussed below. These factors may also cause actual results to differ materially from the results contemplated by forward looking statements that the Company may make. Forward looking statements consist of statements which relate to matters other than historical fact. Among others, statements that include words such as the Company “believes,” “anticipates” or “expects,” or words of similar import, are forward looking statements. The Company is not undertaking any obligation to update any forward looking statements it may make.

As the domestic economy deteriorates, more homeowners may default and the Company’s losses may increase.

Losses result from events that reduce a borrower’s ability to continue to make mortgage payments, such as unemployment, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. Favorable economic conditions generally reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect housing values.

The mix of business the Company writes also affects the likelihood of losses occurring. In recent years, a greater percentage of the Company’s volume than in the past has included segments that the Company views as having a higher probability of claim, including loans with LTV ratios over 95%, FICO credit scores below 620 or limited underwriting, including limited borrower documentation. A mid-March 2004 mortgage finance forecast of the Mortgage Bankers Association projects that quarterly mortgage originations in the United States are expected to decline materially in 2004 compared to 2003. In response to lower national origination volume, mortgage lenders may seek to maintain their own volume through a greater focus on lending to borrowers in segments that the Company views as having a higher probability of claim.

About 8% of the Company’s risk inforce written through the flow channel, and more than half of the Company’s risk inforce written through the bulk channel, consists of ARMs. The Company believes that during a prolonged period of rising interest rates claims on ARMs would be substantially higher than for fixed rate loans, although the performance of ARMs has not been tested in such an environment.

The performance of the servicing function on a mortgage loan, particularly a subprime loan, can affect the likelihood that the loan will default as well as the loss resulting from a default. The Company believes Fairbanks Capital Corp. (“Fairbanks”) is the servicer of approximately 1.3% of the loans insured by the Company and approximately 5.7% of the loans insured by the Company written through the bulk channel (a substantial number of which are subprime). The servicer ratings assigned to Fairbanks by Moody’s and S&P were downgraded during the second quarter of 2003 from “strong” to “below average” (or their equivalents) due in part to concerns expressed by those rating agencies about Fairbanks’ regulatory compliance and operational controls.

Competition or changes in the Company’s relationships with its customers could reduce the Company’s revenues or increase its losses.

Competition for private mortgage insurance premiums occurs not only among private mortgage insurers but also with mortgage lenders through captive mortgage reinsurance transactions. In these transactions, a lender’s affiliate reinsures a portion of the insurance written by a private mortgage insurer on mortgages originated or serviced by the lender.

A substantial portion of the Company’s captive mortgage reinsurance arrangements are structured on an excess of loss basis. At the beginning of the second quarter of 2003 the Company stopped participating in certain excess of loss risk sharing arrangements on terms which are generally present in the market. The captive mortgage reinsurance programs of larger lenders generally are not consistent with the Company’s position. The Company’s position with respect to such risk sharing arrangements resulted in a reduction of business from such lenders and a decline in the Company’s flow market share in 2003 compared to 2002.

The level of competition within the private mortgage insurance industry has also increased as many large mortgage lenders have reduced the number of private mortgage insurers with whom they do business. At the same time, consolidation among mortgage lenders has increased the share of the mortgage lending market held by large lenders. The Company’s top ten customers generated 27.0% of the new primary insurance that it wrote on a flow basis in 1997 compared to 39.5% in 2002 and 33.1% in 2003. The share of the Company’s top ten customers declined in 2003 as a result of the Company’s position on captive mortgage reinsurance referred to above.

Our private mortgage insurance competitors include:

•	PMI Mortgage Insurance Company

•	GE Capital Mortgage Insurance Corporation

•	United Guaranty Residential Insurance Company

•	Radian Guaranty Inc.

•	Republic Mortgage Insurance Company

•	Triad Guaranty Insurance Corporation

•	CMG Mortgage Insurance Company

AGC Holdings Limited, a company whose mortgage insurance business was primarily reinsurance, recently announced that it intended to write mortgage guaranty insurance on a direct basis.

If interest rates decline, house prices appreciate or mortgage insurance cancellation requirements change, the length of time that our policies remain inforce could decline and result in declines in our revenue.

In each year, most of the Company’s premiums are from insurance that has been written in prior years. As a result, the length of time insurance remains inforce (which is also generally referred to as persistency) is an important determinant of revenues. The factors affecting the length of time the Company’s insurance remains inforce include:

•	the level of current mortgage interest rates compared to the mortgage coupon rates on the insurance inforce, which affects the vulnerability of the insurance inforce to refinancings, and

•	mortgage insurance cancellation policies of mortgage investors along with the rate of home price appreciation experienced by the homes underlying the mortgages in the insurance inforce.

During the 1990s, the Company’s year-end persistency ranged from a high of 87.4% at December 31, 1990 to a low of 68.1% at December 31, 1998. At March 31, 2004 persistency was at 51.0%. Over the past several years, refinancing has become easier to accomplish and less costly for many consumers. Hence, even in an interest rate environment favorable to persistency improvement, the Company does not expect persistency will approach its December 31, 1990 level.

If the volume of low-down-payment home mortgage originations declines, the amount of insurance that the Company writes could decline which would reduce the Company’s revenues.

The factors that affect the volume of low-down-payment mortgage originations include:

•	the level of home mortgage interest rates,

•	the health of the domestic economy as well as conditions in regional and local economies,

•	housing affordability,

•	population trends, including the rate of household formation,

•	the rate of home price appreciation, which in times of heavy refinancing can affect whether refinance loans have loan-to-value ratios that require private mortgage insurance, and

•	government housing policy encouraging loans to first-time homebuyers.

In general, the majority of the underwriting profit (premium revenue minus losses) that a book of mortgage insurance generates occurs in the early years of the book, with the largest portion of the underwriting profit realized in the first year. Subsequent years of a book generally result in modest underwriting profit or underwriting losses. This pattern of results occurs because relatively few of the claims that a book will ultimately experience occur in the first few years of the book, when premium revenue is highest, while subsequent years are affected by declining premium revenues, as persistency decreases due to loan prepayments, and higher losses.

If all other things were equal, a decline in new insurance written in a year that followed a number of years of higher volume could result in a lower contribution to the mortgage insurer’s overall results. This effect may occur because the older books will be experiencing declines in revenue and increases in losses with a lower amount of underwriting profit on the new book available to offset these results.

Whether such a lower contribution would in fact occur depends in part on the extent of the volume decline. Even with a substantial decline in volume, there may be offsetting factors that could increase the contribution in the current year. These offsetting factors include higher persistency and a mix of business with higher average premiums, which could have the effect of increasing revenues, and improvements in the economy, which could have the effect of reducing losses. In addition, the effect on the insurer’s overall results from such a lower contribution may be offset by decreases in the mortgage insurer’s expenses that are unrelated to claim or default activity, including those related to lower volume.

The Company’s new insurance written during 2001 – 2003 was $86.1 billion, $92.5 billion and $96.8 billion, respectively, and was $24.1 billion and $12.9 billion in the first quarters of 2003 and 2004, respectively. Consistent with a mid-March 2004 mortgage finance forecast of the Mortgage Bankers Association, which projects that quarterly mortgage originations in the United States are expected to decline materially in 2004 compared to 2003, the Company expects new insurance written for the last three quarters of 2004 will be materially lower than for the comparable period in 2003.

The amount of insurance the Company writes could be adversely affected if lenders and investors select alternatives to private mortgage insurance.

These alternatives to private mortgage insurance include:

•	lenders structuring mortgage originations to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ratio and a second mortgage with a 10% loan-to-value ratio (referred to as an 80-10-10 loan) rather than a first mortgage with a 90% loan-to-value ratio,

•	investors holding mortgages in portfolio and self-insuring,

•	investors using credit enhancements other than private mortgage insurance or using other credit enhancements in conjunction with reduced levels of private mortgage insurance coverage, and

•	lenders using government mortgage insurance programs, including those of the Federal Housing Administration and the Veterans Administration.

While no data is publicly available, the Company believes that 80-10-10 loans remain a significant percentage of mortgage originations.

Changes in the business practices of Fannie Mae and Freddie Mac could reduce the Company’s revenues or increase its losses.

The business practices of Fannie Mae and Freddie Mac affect the entire relationship between them and mortgage insurers and include:

•	the level of private mortgage insurance coverage, subject to the limitations of Fannie Mae and Freddie Mac’s charters, when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

•	whether Fannie Mae or Freddie Mac influence the mortgage lender’s selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

•	whether Fannie Mae or Freddie Mac will give mortgage lenders an incentive, such as a reduced guaranty fee, to select a mortgage insurer that has a ‘AAA’ claims-paying ability rating to benefit from the lower capital requirements for Fannie Mae and Freddie Mac when a mortgage is insured by a company with that rating,

•	the underwriting standards that determine what loans are eligible for purchase by Fannie Mae or Freddie Mac, which thereby affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

•	the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law, and

•	the circumstances in which mortgage servicers must perform activities intended to avoid or mitigate loss on insured mortgages that are delinquent.

The mortgage insurance industry is subject to litigation risk.

Consumers are bringing a growing number of lawsuits against home mortgage lenders and settlement service providers. In recent years, seven mortgage insurers, including the Company’s MGIC subsidiary, have been involved in litigation alleging violations of the Real Estate Settlement Procedures Act, which is commonly known as RESPA. MGIC’s settlement of litigation against it under RESPA became final in October 2003. There can be no assurance that MGIC will not be subject to future litigation under RESPA.

In March 2003 an action against MGIC was filed in Federal District Court in Orlando, Florida seeking certification of a nationwide class of consumers who were required to pay for private mortgage insurance written by MGIC and whose loans were insured at less than MGIC’s “best available rate” based on credit scores obtained by MGIC. (A portion of MGIC’s A minus and subprime premium rates are based in part on the credit score of the borrower.) The action alleges that the Federal Fair Credit Reporting Act (“FCRA”) requires a notice to borrowers of such “adverse action” and that MGIC has violated FCRA by failing to give such notice. The action seeks statutory damages (which in the case of willful violations, in addition to punitive damages, may be awarded in an amount of $100 to $1,000 per class member) and/or actual damages of the persons in the class, and attorneys’ fees, as well as declaratory and injunctive relief. The action also alleges that the failure to give notice to borrowers in Florida in the circumstances alleged is a violation of Florida’s Unfair and Deceptive Acts and Practices Act and seeks declaratory and injunctive relief for such violation. In December 2003, the Court denied MGIC’s motion seeking dismissal of the portion of the case covering damages under FCRA but dismissed the remainder of the case. There can be no assurance that the outcome of the litigation will not materially affect the Company’s financial position or results of operations. Similar actions have been filed against six other mortgage insurers.

Net premiums written could be adversely affected if the Department of Housing and Urban Development re-proposes and adopts a regulation under the Real Estate Settlement Procedures Act that is equivalent to a proposed regulation that was recently withdrawn.

The regulations of the Department of Housing and Urban Development under the Real Estate Settlement Procedures Act prohibit paying lenders for the referral of settlement services, including mortgage insurance, and prohibit lenders from receiving such payments. In July 2002, the Department of Housing and Urban Development proposed a regulation that would exclude from these anti-referral fee provisions settlement services included in a package of settlement services offered to a borrower at a guaranteed price. HUD withdrew this proposed regulation in March 2004. Under the proposed regulation, if mortgage insurance was required on a loan, the package had to include any mortgage insurance premium paid at settlement. Although certain state insurance regulations prohibit an insurer’s payment of referral fees, had this regulation been adopted in this form, the Company’s revenues could have been adversely affected to the extent that lenders offered such packages and received value from the Company in excess of what they could have received were the anti-referral fee provisions of the Real Estate Settlement Procedures Act to apply and if such state regulations were not applied to prohibit such payments.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended March 31,
	2004	2003
	(in thousands of dollars, except per share data)
Net premiums written	$329,062	$341,566

Net premiums earned	$341,516	$332,156
Investment income	53,141	51,083
Realized gains	9,321	5,591
Other revenue	11,461	19,667

Total revenues	415,439	408,497
Losses and expenses:
Losses incurred	190,677	142,211
Underwriting, other expenses	68,184	74,937
Interest expense	10,248	10,411
Ceding commission	(870)	(654)

Total losses and expenses	268,239	226,905

Income before tax and joint ventures	147,200	181,592
Provision for income tax	40,131	50,774
Income from joint ventures, net of tax	23,004	10,292

Net income	$130,073	$141,110

Weighted average common shares outstanding (Shares in thousands)	99,174	99,624

Diluted earnings per share	$1.31	$1.42

NOTE: See “Certain Non-GAAP Financial Measures” for diluted earnings per share contribution from realized gains and C-BASS.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET AS OF

	March 31,	December 31,	March 31,
	2004	2003	2003
	(in thousands of dollars, except per share data)
ASSETS
Investments (1)	$5,473,354	$5,205,161	$4,849,902
Cash	3,408	23,612	8,797
Reinsurance recoverable on loss reserves (2)	17,181	18,074	20,134
Prepaid reinsurance premiums	7,289	7,528	7,850
Home office and equipment, net	35,881	36,722	36,178
Deferred insurance policy acquisition costs	32,311	32,613	31,814
Other assets	589,963	593,677	468,895

	$6,159,387	$5,917,387	$5,423,570

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Loss reserves (2)	1,109,925	1,061,788	785,251
Unearned premiums	155,443	168,137	179,248
Short- and long-term debt	600,216	599,680	613,588
Other liabilities	351,054	290,880	376,213

Total liabilities	2,216,638	2,120,485	1,954,300
Shareholders’ equity	3,942,749	3,796,902	3,469,270

	$6,159,387	$5,917,387	$5,423,570

Book value per share	$39.96	$38.58	$35.14

(1) Investments include unrealized gains on securities marked to market pursuant to FAS 115	242,313	228,061	251,457
(2) Loss reserves, net of reinsurance recoverable on loss reserves	1,092,744	1,043,714	765,117

CERTAIN NON-GAAP FINANCIAL MEASURES

	Three Months Ended March 31,
	2004	2003
	(in thousands of dollars, except per share data)
Diluted earnings per share contribution from realized gains:
Realized gains	$9,321	$5,591
Income taxes at 35%	3,262	1,957

After tax realized gains	6,059	3,634
Weighted average shares	99,174	99,624

Diluted EPS contribution from realized gains	$0.06	$0.04

Diluted earnings per share contribution from the company’s C-BASS joint venture:
C-BASS contribution	$21,403	$9,772
Income taxes at 35%	7,491	3,420

After tax C-BASS contribution	13,912	6,352
Weighted average shares	99,174	99,624

Diluted EPS contribution from C-BASS	$0.14	$0.06

Management believes the diluted earnings per share contribution from realized gains provides useful information to investors because it shows the after-tax effect that sales of securities from the Company’s investment portfolio, which are discretionary transactions, had on earnings. Management believes the diluted earnings per share contribution from C-BASS provides useful information to investors because it shows the after-tax contribution from this joint venture, which is not controlled by the Company, to earnings.

OTHER INFORMATION

New primary insurance written (“NIW”) ($ millions)	$12,913	$24,120

New risk written ($ millions):
Primary	$3,399	$6,288

Pool (1)	$47	$284

Product mix as a % of primary NIW
95% LTVs	33%	30%
ARMs	11%	8%
Refinances	36%	52%
Net paid claims ($ millions)
Flow	$68	$44
Bulk (2)	54	29
Second mortgage	5	6
Other	15	10

	$142	$89

(1)	Represents contractual aggregate loss limits and, for the three months ended March 31, 2004 and 2003, for $317 million and $734 million, respectively, of risk without such limits, risk is calculated at $14 million and $44 million, respectively, the estimated amount that would credit enhance these loans to a ‘AA’ level based on a rating agency model.

(2)	Bulk loans are those that are part of a negotiated transaction between the lender and the mortgage insurer.

OTHER INFORMATION

	As of
	March 31,	December 31,	March 31,
	2004	2003	2003
Direct Primary Insurance In Force ($ millions):	185,330	189,632	195,693
Direct Primary Risk In Force ($ millions)	47,688	48,658	49,265
Direct Pool Risk In Force ($ millions) (1)	2,924	2,895	2,721
Mortgage Guaranty Insurance Corporation — Risk-to-capital ratio	7.6:1	8.1:1	8.6:1
Primary Insurance:
Insured Loans	1,514,104	1,551,331	1,637,111
Persistency	51.0%	47.1%	53.8%
Total loans delinquent	80,869	86,372	76,837
Percentage of loans delinquent (delinquency rate)	5.34%	5.57%	4.69%
Loans delinquent excluding bulk loans	41,636	45,259	43,108
Percentage of loans delinquent excluding bulk loans (delinquency rate)	3.52%	3.76%	3.27%
Bulk loans delinquent	39,233	41,113	33,729
Percentage of bulk loans delinquent (delinquency rate)	11.85%	11.80%	10.52%
A-minus and subprime credit loans delinquent (2)	32,694	34,525	27,938
Percentage of A-minus and subprime credit loans delinquent (delinquency rate)	13.88%	14.14%	12.71%

(1)	Represents contractual aggregate loss limits and, at March 31, 2004, December 31, 2003 and March 31, 2003, respectively, for $5.0 billion, $4.9 billion and $3.4 billion of risk without such limits, risk is calculated at $367 million, $353 million and $205 million, the estimated amounts that would credit enhance these loans to ‘AA’ level based on a rating agency model.

(2)	A-minus and subprime credit is included in flow, bulk and total.

ADDITIONAL INFORMATION

	Q1 2002	Q2 2002	Q3 2002	Q4 2002	Q1 2003	Q2 2003	Q3 2003	Q4 2003	Q1 2004
Insurance inforce
Flow ($ bil)	$156.8	$159.4	$160.8	$158.5	$154.9	$150.3	$145.7	$144.8	$143.0
Bulk ($ bil)	$33.8	$35.1	$35.8	$38.5	$40.8	$43.3	$45.3	$44.8	$42.3
Risk inforce
% Prime (FICO 620 & >)	89.2%	85.8%	85.5%	84.9%	83.8%	82.9%	82.2%	82.4%	83.0%
% A minus (FICO 575 - 619) (1)	n/a	n/a	9.9%	10.4%	11.2%	12.0%	12.6%	12.6%	12.3%
% Subprime (FICO < 575) (1)	n/a	n/a	4.6%	4.7%	5.0%	5.1%	5.2%	5.0%	4.7%
New insurance written
Flow ($ bil)	$17.0	$16.1	$17.4	$19.5	$17.4	$18.8	$20.7	$14.2	$10.8
Bulk ($ bil)	$6.6	$5.7	$4.5	$5.8	$6.7	$6.6	$7.3	$5.1	$2.1
Average loan size of insurance in force (000’S)
Flow	$114.4	$115.5	$116.5	$117.0	$117.6	$118.4	$119.4	$120.4	$120.9
Bulk	$134.8	$130.9	$128.3	$127.5	$127.3	$127.2	$128.1	$128.4	$127.8
Coverage rates
Flow	23.8%	23.8%	23.9%	24.2%	24.1%	24.4%	24.6%	24.8%	23.8%
Bulk	21.6%	23.2%	23.8%	24.7%	25.9%	27.1%	28.2%	29.0%	29.9%
Paid Losses (000’S)
Average severity flow	$20.3	$19.5	$20.3	$22.1	$23.6	$23.5	$22.9	$23.8	$25.0
Average severity bulk	$18.6	$19.7	$19.1	$19.2	$21.8	$21.9	$22.0	$23.4	$22.8
Average severity total	$19.9	$19.6	$19.7	$20.9	$22.9	$22.7	$22.5	$23.6	$24.0
Risk Sharing Arrangements — Flow Only
% insurance inforce subject to risk sharing (2)	33.6%	36.1%	38.9%	41.5%	42.8%	44.0%	45.3%	46.1%
% Quarterly NIW (flow only) subject to risk sharing (2)	51.2%	52.3%	54.8%	54.1%	51.9%	53.2%	53.4%	50.8%
Premium ceded (millions)	$21.5	$23.5	$27.7	$27.3	$30.0	$29.5	$28.8	$28.4	$29.0
Bulk % of risk inforce by credit grade
Prime (FICO 620 & >)	56.8%	54.5%	54.3%	55.1%	53.7%	54.1%	54.4%	55.0%	55.6%
A minus (FICO 575 - 619)(3)	n/a	n/a	26.9%	27.4%	28.7%	29.6%	30.1%	30.1%	29.9%
Subprime (FICO < 575)(3)	n/a	n/a	18.8%	17.5%	17.6%	16.3%	15.5%	14.9%	14.5%
Documentation Type — % of risk in force that is Alt A
Bulk	n/a	n/a	n/a	n/a	n/a	n/a	n/a	24.8%	24.7%
Flow	n/a	n/a	n/a	n/a	n/a	n/a	n/a	6.7%	6.9%
Total	n/a	n/a	n/a	n/a	n/a	n/a	n/a	11.7%	11.7%
Other:
Shares repurchased
# of shares (000)	451.2	2,260.5	3,111.2	551.4	1,868.1	331.4	0.0	94.5	395.0
Average price	$66.71	$69.59	$51.29	$47.72	$39.76	$45.04	$—	$52.29	$67.48
C-BASS Investment	$130.9	$144.7	$152.1	$168.7	$178.5	$197.3	$204.6	$219.8	$228.7
Sherman Investment (4)	$38.5	$42.8	$48.2	$54.4	$42.3	$49.3	$52.3	$63.7	$45.8
GAAP loss ratio	21.0%	22.3%	33.8%	45.2%	42.8%	51.3%	63.7%	65.7%	55.8%
GAAP expense ratio	15.4%	14.5%	14.1%	15.0%	14.3%	15.0%	14.0%	13.1%	13.7%

Footnotes:

(1)	Data not tracked prior to Q3 2002

(2)	Latest Quarter data not available due to lag in reporting

(3)	Data not tracked prior to Q2 2002

(4)	Ownership reduced from 45.5% to 41.5% in Q1 2003